Exhibit 10.1

May 16, 2001

Mr. Richard Johnson
3 Fernwood Road
Summit, NJ 07901

RE: EMPLOYMENT AGREEMENT BETWEEN HOTJOBS.COM, LTD. AND RICHARD JOHNSON DATED AS OF MAY 6TH, 1999 (THE "EMPLOYMENT AGREEMENT")

Dear Mr. Johnson:

In connection with your letter of resignation as Chief Executive Officer and President of HotJobs.com, Ltd. (the "Company") dated as of March 1, 2001, we are sending this letter to outline the relationship between you and the Company on an ongoing basis. You have agreed to remain as non-executive Chairman of the Board of the Company for the time being.

You have resigned as the Company's Chief Executive Officer and President, which resignation the Company has agreed to treat as if it were a termination of your employment by the Company "without Cause" as such term is used in Section 4.1(b) of the Employment Agreement. In full satisfaction of its obligations to you under Sections 4.3(b)(i) and 4.3(b)(ii) of the Employment Agreement, the Company has paid to you (i) Basic Compensation (as such term is defined in the Employment Agreement) earned by you through April 6, 2001 and a lump sum of $324,657 (representing Basic Compensation at an annual rate of $300,000 from April 7, 2001 through May 6, 2002). Additionally, pursuant to Section 4.3(b)(iii) of the Employment Agreement, (x) all of your options to purchase stock of the Company became fully exercisable as of March 1, 2001and shall remain exercisable for the remainder of their respective terms and (y) any contractual restrictions including, but not limited to, risks of forfeiture with respect to your Company stock shall immediately terminate.

Until February 28, 2002, the Company will continue to provide you and your spouse and dependents with all welfare benefits and coverages in which you were participating immediately prior to your termination, on terms and conditions no less favorable to you (on an after-tax basis) than those that applied immediately prior to your termination, with COBRA rights commencing thereafter.

In full satisfaction of your obligations under Section 5.2 of the Employment Agreement and under any comparable covenants applying to post-resignation conduct, you shall not, without the written consent of the Company: (i) until February 28, 2003, request or advise any supplier, or other person, firm, partnership, association, corporation or

Mr. Richard Johnson
May 16, 2001
Page 2

business organization, entity or enterprise having business dealings with the Company or any subsidiary or affiliate of the Company to withdraw, curtail or cancel such business dealings; (ii) until February 28, 2003 and subject to the exclusions set forth in the last sentence of Section 5.2 of the Employment Agreement, disclose to any third party including, but not limited to, any competitor or potential competitor of the Company or any subsidiary or affiliate of the Company any trade secret, know-how or knowledge relating to costs, products, equipment, merchandising and marketing methods, business plans, or research results used by, or useful to, the Company or any subsidiary or affiliate of the Company or other confidential information of the Company; (iii) until February 28, 2003, induce or attempt to influence any executive of the Company or any subsidiary or affiliate of the Company to terminate, or in any way violate the terms of, his or her employment; or (iv) until the earlier of February 28, 2003 or one year following the date on which you cease to serve as the Chairman of the Board of the Company, engage directly or engage indirectly in any business in competition with the business of the Company or its subsidiaries, provided, however, that ownership of not more than 5% of the equity securities of any company or similar business venture shall not be deemed a violation of these restrictions. Notwithstanding the foregoing, beginning as of May 1, 2002, should the Company fail to meet the minimum financial qualifications to maintain its stock's listing on the Nasdaq Stock Market, as set forth in the Nasdaq Stock Market's Regulatory Requirements Manual, or should the Company's stock no longer be listed on the Nasdaq Stock Market, the non-competition covenant set forth in (iv) above shall immediately terminate.

Beginning as of March 1, 2001, the Company agrees that its Board members and officers, so long as they serve in such capacities, will not make any disparaging public statements or remarks either in writing or verbally regarding you and you agree that you will not make any disparaging public statements or remarks either in writing or verbally regarding the Company or its Board members or officers. The foregoing shall not apply in the context of any litigation or similar proceedings brought by you or the Company to enforce any rights hereunder or under the Employment Agreement. Further, nothing shall prevent you, the Company or its Board members or officers from truthfully and publicly correcting incorrect public statements or from making truthful disclosures to the extent required by law, subpoena or order.

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Mr. Richard Johnson
May 16, 2001
Page 3

For so long as you serve as non-executive Chairman of the Board of the Company or April 30, 2002, whichever is later, we agree to pay all of your reasonable costs and expenses incurred, including phone, fax, and Internet service for your home office, as well as computing equipment and service. We agree to also provide you with part-time access to secretarial assistance, as well as use of a "hotel-style" office at the Company's Manhattan offices on an as-needed basis.

Finally, we agree to reimburse you for all reasonable legal expenses you have incurred in connection with your resignation as Chief Executive Officer and President.

Please sign where indicated below to show that you consent and agree to the provisions contained herein.

Sincerely yours,


/s/ John Murray
---------------
    John Murray
    Director

cc: Robert M. Sedgwick, Esq.


Agreed and consented to by:


/s/ Richard Johnson
-------------------
    Richard Johnson